Exhibit 99.1

Jun 2, 2018

Preliminary Data for NKTR-214 in Combination with Opdivo (nivolumab) for Patients with Stage IV Metastatic Melanoma, Renal Cell Carcinoma, and Urothelial Cancers Presented at ASCO 2018

Data from the Phase 1 dose-escalation and early data from the Phase 2 dose expansion phase of the ongoing PIVOT study highlighted as an oral presentation

CHICAGO, June 2, 2018 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) and Bristol-Myers Squibb (NYSE: BMY) today announced presentation of preliminary data from the ongoing PIVOT Phase 1/2 Study, which is evaluating the combination of Bristol-Myers Squibb’s Opdivo (nivolumab) with Nektar’s investigational medicine, NKTR-214. The preliminary results presented at the 2018 American Society of Clinical Oncology (ASCO) reported safety, efficacy and biomarker data for patients enrolled in the Phase 1 dose-escalation stage of the study and for the first patients consecutively enrolled in select dose expansion cohorts in Phase 2. Data were presented today in an oral presentation (Oral Abstract Session: Developmental Therapeutics—Immunotherapy, Abstract #3006, 5:00 p.m. – 5:15 p.m. CT, Hall B1).

Enrollment is ongoing in the Phase 2 stage of the PIVOT study in over 400 patients with melanoma, renal cell, urothelial, non-small cell lung and triple negative breast cancers.

Preliminary results from the ongoing PIVOT study presented today showed that pre-specified efficacy criteria were achieved in three tumor types: first-line melanoma, first-line renal cell carcinoma and first-line urothelial cancer. As a result, Nektar and Bristol-Myers Squibb will initiate a Phase 3 registrational trial in first-line advanced melanoma patients in Q3 2018, and pivotal studies are also being designed in renal cell carcinoma and urothelial cancer.

“In the Phase 1 dose-escalation and Phase 2 expansion stages of the PIVOT trial to-date, we’ve observed important responses, including activity in PD-L1 negative patients,” said Mary Tagliaferri, M.D., Senior Vice President of Clinical Development and Chief Medical Officer at Nektar Therapeutics. “We look forward to advancing this combination into Phase 3.”

The PIVOT study incorporates a Fleming 2-Stage Design, with efficacy targets separately pre-defined for each tumor type using a historical objective response rate (for single-agent checkpoint inhibitor).1 If the efficacy criteria at the recommended Phase 2 dose (RP2D) is met in the first stage (N1) of patients consecutively enrolled or in the second stage (N1 + N2) of patients consecutively enrolled, the combination regimen would be advanced to registrational trials in that tumor type.

Opdivo is a PD-1 immune checkpoint inhibitor designed to overcome immune suppression. NKTR-214 is an investigational immuno-stimulatory therapy designed to expand and activate specific cancer-fighting T cells and natural killer (NK) cells directly in the tumor micro-environment and increase expression of cell-surface PD-1 on these immune cells.

“Researching IL-2 pathway agonism and anti-PD-1 in combination may be a key strategy to more effectively activate an anti-tumor immune response,” said Fouad Namouni, M.D., Head of Oncology Development, Bristol-Myers Squibb. “These preliminary results from PIVOT are encouraging, particularly in the PD-L1 negative population, and support our belief that NKTR-214, a CD122 biased IL2 agonist, in combination with Opdivo can potentially expand the treatment benefits we can bring to patients with cancer.”

Highlights from the oral presentation include:

Clinical Efficacy (Response measured per RECIST 1.1 for efficacy-evaluable patients (treated at the recommended Phase 2 dose and with >1 on treatment scan.) Response and median time on study calculated from data cut as of May 29, 2018):

●	Stage IV Metastatic Treatment-Naïve 1L Melanoma Patients (Enrolled Per Fleming 2-Stage Design at RP2D):
○	Pre-specified efficacy criteria were met for Objective Response Rate (ORR) in Stage 1 (N1=13) with 11/13 (85%) of patients achieving either a partial response (PR) or complete response (CR). Median time on study for 28 patients in Stage 2 (N1+N2) is 4.6 months. Responses were observed in 14/28 (50%) patients (3 CR, 10 PR, 1 uPR). Amongst the 25 patients with known PD-L1 status, ORR in PD-L1 negative patients was 5/12 (42%) and in PD-L1 positive patients was 8/13 (62%). One patient with unknown PD-L1 baseline status experienced a CR.
●	Stage IV Metastatic Treatment-Naïve 1L Renal Cell Carcinoma Patients (Enrolled Per Fleming 2-Stage Design at RP2D):
○	Pre-specified efficacy criteria were met for ORR in Stage 1 (N1=11) with 7/11 (64%) of patients achieving a partial response (PR). Median time on study for 26 patients in Stage 2 (N1 + N2) is 5.6 months. Responses were observed in 12/26 (46%) patients (11 PR, 1 uPR). Amongst the 24 patients with known PD-L1 status, the ORR in PD-L1 negative patients was 9/17 (53%) and in PD-L1 positive patients was 2/7 (29%). One of two patients (50%) with unknown PD-L1 baseline status experienced a PR.
●	Stage IV Metastatic Treatment-Naïve 1L Urothelial Carcinoma (Enrolled Per Fleming 2-Stage Design at RP2D):
○	Pre-specified efficacy criteria were met for ORR in Stage 1 (N1=10) with 6/10 (60%) of patients achieving either a partial or complete response (2 uCR, 3 PR, 1 uPR). Median time on study for 10 patients in Stage 1 is 3.9 months. The ORR in PD-L1 negative patients was 3/5 (60%) and in PD-L1 positive patients was 3/5 (60%).

Biomarkers and Mechanism of Action:

●	Data presented show conversion of PD-L1 negative status at baseline to PD-L1 positive status at week 3 in 9/17 patients (53%). Of these previously PD-L1 negative patients, 78% achieved clinical benefit as defined by stable disease, partial response or complete response.

Clinical Safety (Safety database as of May 7, 2018):

●	A total of 283 patients have been treated at the RP2D. The most common treatment-related adverse events (TRAEs) were grade 1-2 flu-like symptoms (58.7%), rash (44.5%), fatigue (42.0%), and pruritus (31.4%). A total of 40/283 (14.1%) of patients experienced a Grade 3 (G3) or higher TRAE with 6/283 (2.1%) patients discontinuing treatment due to a TRAE. 10/283 (3.5%) of patients experienced a G3 or higher immune-mediated AE. There was one nivolumab-related G5 pneumonitis reported.

A copy of the full data presentation made by Dr. Diab is available on Nektar’s corporate website at http://www.nektar.com/download_file/599/00.

Nektar and Bristol-Myers Squibb entered into a global strategic development and commercialization collaboration for NKTR-214 in February 2018. Under the collaboration, the companies will jointly develop and commercialize NKTR-214 in combination with Bristol-Myers Squibb’s nivolumab and Opdivo plus Yervoy (ipilimumab) in more than 20 indications across 9 tumor types, as well as potential combinations with other anti-cancer agents from either of the respective companies and/or third parties.

About NKTR-214

NKTR-214 preferentially binds to the CD122 receptor on the surface of cancer-fighting immune cells in order to stimulate their proliferation. In clinical and preclinical studies, treatment with NKTR-214 resulted in expansion of these cells and mobilization into the tumor micro-environment.2,3,4 NKTR-214 has an antibody-like dosing regimen similar to the existing checkpoint inhibitor class of approved medicines.

Nektar will webcast an analyst and investor event to review data presented in the oral session and new additional data from the PIVOT study on Saturday, June 2, 2018 at 6:45 p.m. CDT in Chicago, IL. PIVOT clinical investigators attending include Dr. Adi Diab, Assistant Professor, Melanoma Medical Oncology at the University of Texas MD Anderson Cancer Center, Dr. Scott N. Gettinger, Associate Professor, Medical Oncology at the Yale Cancer Center and Dr. Nizar M. Tannir, Professor, Genitourinary Medical Oncology at the University of Texas MD Anderson Cancer Center. Investors and analysts are invited to listen to a live audio webcast of the event, which will be accessible from the home page of the company’s website www.nektar.com. The webcast will also be available for replay for two weeks following the event.

About Nektar

Nektar Therapeutics is a research-based biopharmaceutical company whose mission is to discover and develop innovative medicines to address the unmet medical needs of patients. Our R&D pipeline of new investigational medicines includes treatments for cancer, auto-immune disease and chronic pain. We leverage Nektar’s proprietary and proven chemistry platform in the discovery and design of our new therapeutic candidates. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Bristol-Myers Squibb & Immuno-Oncology: Advancing Oncology Research
At Bristol-Myers Squibb, patients are at the center of everything we do. Our vision for the future of cancer care is focused on researching and developing transformational Immuno-Oncology (I-O) medicines for hard-to-treat cancers that could potentially improve outcomes for these patients.

We are advancing the scientific understanding of I-O through our extensive portfolio of investigational compounds and approved agents. Our differentiated clinical development program is studying broad patient populations across more than 50 types of cancers with 24 clinical-stage molecules designed to target different immune system pathways. Our deep expertise and innovative clinical trial designs position us to advance I-O/I-O, I-O/chemotherapy, I-O/targeted therapies and I-O/radiation therapies across multiple tumors and potentially deliver the next wave of therapies with a sense of urgency. Through our leading translational capabilities, we are pioneering immune biology research and identifying a number of potentially predictive biomarkers, including PD-L1, TMB, MSI-H/dMMR and LAG-3, advancing the possibility of precision medicine for more patients with cancer.

We understand making the promise of I-O a reality for the many patients who may benefit from these therapies requires not only innovation on our part but also close collaboration with leading experts in the field. Our partnerships with academia, government, advocacy and biotech companies support our collective goal of providing new treatment options to advance the standards of clinical practice.

U.S. FDA-APPROVED INDICATIONS FOR OPDIVO ®

OPDIVO® (nivolumab) as a single agent is indicated for the treatment of patients with BRAF V600 mutation-positive unresectable or metastatic melanoma. This indication is approved under accelerated approval based on progression-free survival. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) as a single agent is indicated for the treatment of patients with BRAF V600 wild-type unresectable or metastatic melanoma.

OPDIVO® (nivolumab), in combination with YERVOY® (ipilimumab), is indicated for the treatment of patients with unresectable or metastatic melanoma. This indication is approved under accelerated approval based on progression-free survival. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with metastatic non-small cell lung cancer (NSCLC) with progression on or after platinum-based chemotherapy. Patients with EGFR or ALK genomic tumor aberrations should have disease progression on FDA-approved therapy for these aberrations prior to receiving OPDIVO.

OPDIVO® (nivolumab) is indicated for the treatment of patients with advanced renal cell carcinoma (RCC) who have received prior anti-angiogenic therapy.

OPDIVO® (nivolumab), in combination with YERVOY® (ipilimumab), is indicated for the treatment of patients with intermediate or poor-risk, previously untreated advanced renal cell carcinoma (RCC).

OPDIVO® (nivolumab) is indicated for the treatment of adult patients with classical Hodgkin lymphoma (cHL) that has relapsed or progressed after autologous hematopoietic stem cell transplantation (HSCT) and brentuximab vedotin or after 3 or more lines of systemic therapy that includes autologous HSCT. This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN) with disease progression on or after platinum-based therapy.

OPDIVO® (nivolumab) is indicated for the treatment of patients with locally advanced or metastatic urothelial carcinoma who have disease progression during or following platinum-containing chemotherapy or have disease progression within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of adult and pediatric (12 years and older) patients with microsatellite instability high (MSI-H) or mismatch repair deficient (dMMR) metastatic colorectal cancer (CRC) that has progressed following treatment with a fluoropyrimidine, oxaliplatin, and irinotecan. This indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

OPDIVO® (nivolumab) is indicated for the treatment of patients with hepatocellular carcinoma (HCC) who have been previously treated with sorafenib. This indication is approved under accelerated approval based on tumor response rate and durability of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in the confirmatory trials.

OPDIVO® (nivolumab) is indicated for the adjuvant treatment of patients with melanoma with involvement of lymph nodes or metastatic disease who have undergone complete resection.

IMPORTANT SAFETY INFORMATION

WARNING: IMMUNE-MEDIATED ADVERSE REACTIONS

YERVOY can result in severe and fatal immune-mediated adverse reactions. These immune-mediated reactions may involve any organ system; however, the most common severe immune-mediated adverse reactions are enterocolitis, hepatitis, dermatitis (including toxic epidermal necrolysis), neuropathy, and endocrinopathy. The majority of these immune-mediated reactions initially manifested during treatment; however, a minority occurred weeks to months after discontinuation of YERVOY. Assess patients for signs and symptoms of enterocolitis, dermatitis, neuropathy, and endocrinopathy and evaluate clinical chemistries including liver function tests (LFTs), adrenocorticotropic hormone (ACTH) level, and thyroid function tests at baseline and before each dose.

Permanently discontinue YERVOY and initiate systemic high-dose corticosteroid therapy for severe immune-mediated reactions.

Immune-Mediated Pneumonitis

OPDIVO can cause immune-mediated pneumonitis. Fatal cases have been reported. Monitor patients for signs with radiographic imaging and for symptoms of pneumonitis. Administer corticosteroids for Grade 2 or more severe pneumonitis. Permanently discontinue for Grade 3 or 4 and withhold until resolution for Grade 2. In patients receiving OPDIVO monotherapy, fatal cases of immune-mediated pneumonitis have occurred. Immune-mediated pneumonitis occurred in 3.1% (61/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, immune-mediated pneumonitis occurred in 6% (25/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, immune-mediated pneumonitis occurred in 4.4% (24/547) of patients.

In Checkmate 205 and 039, pneumonitis, including interstitial lung disease, occurred in 6.0% (16/266) of patients receiving OPDIVO. Immune-mediated pneumonitis occurred in 4.9% (13/266) of patients receiving OPDIVO: Grade 3 (n=1) and Grade 2 (n=12).

Immune-Mediated Colitis

OPDIVO can cause immune-mediated colitis. Monitor patients for signs and symptoms of colitis. Administer corticosteroids for Grade 2 (of more than 5 days duration), 3, or 4 colitis. Withhold OPDIVO monotherapy for Grade 2 or 3 and permanently discontinue for Grade 4 or recurrent colitis upon re-initiation of OPDIVO. When administered with YERVOY, withhold OPDIVO and YERVOY for Grade 2 and permanently discontinue for Grade 3 or 4 or recurrent colitis. In patients receiving OPDIVO monotherapy, immune-mediated colitis occurred in 2.9% (58/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, immune-mediated colitis occurred in 26% (107/407) of patients including three fatal cases. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, immune-mediated colitis occurred in 10% (52/547) of patients.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal (diarrhea of ≥7 stools above baseline, fever, ileus, peritoneal signs; Grade 3-5) immune-mediated enterocolitis occurred in 34 (7%) patients. Across all YERVOY-treated patients in that study (n=511), 5 (1%) developed intestinal perforation, 4 (0.8%) died as a result of complications, and 26 (5%) were hospitalized for severe enterocolitis.

Immune-Mediated Hepatitis

OPDIVO can cause immune-mediated hepatitis. Monitor patients for abnormal liver tests prior to and periodically during treatment. Administer corticosteroids for Grade 2 or greater transaminase elevations. For patients without HCC, withhold OPDIVO for Grade 2 and permanently discontinue OPDIVO for Grade 3 or 4. For patients with HCC, withhold OPDIVO and administer corticosteroids if AST/ALT is within normal limits at baseline and increases to >3 and up to 5 times the upper limit of normal (ULN), if AST/ALT is >1 and up to 3 times ULN at baseline and increases to >5 and up to 10 times the ULN, and if AST/ALT is >3 and up to 5 times ULN at baseline and increases to >8 and up to 10 times the ULN. Permanently discontinue OPDIVO and administer corticosteroids if AST or ALT increases to >10 times the ULN or total bilirubin increases >3 times the ULN. In patients receiving OPDIVO monotherapy, immune-mediated hepatitis occurred in 1.8% (35/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, immune-mediated hepatitis occurred in 13% (51/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, immune-mediated hepatitis occurred in 7% (38/547) of patients.

In Checkmate 040, immune-mediated hepatitis requiring systemic corticosteroids occurred in 5% (8/154) of patients receiving OPDIVO.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal hepatotoxicity (AST or ALT elevations >5x the ULN or total bilirubin elevations >3x the ULN; Grade 3-5) occurred in 8 (2%) patients, with fatal hepatic failure in 0.2% and hospitalization in 0.4%.

Immune-Mediated Neuropathies

In a separate Phase 3 study of YERVOY 3 mg/kg, 1 case of fatal Guillain-Barré syndrome and 1 case of severe (Grade 3) peripheral motor neuropathy were reported.

Immune-Mediated Endocrinopathies

OPDIVO can cause immune-mediated hypophysitis, immune-mediated adrenal insufficiency, autoimmune thyroid disorders, and Type 1 diabetes mellitus. Monitor patients for signs and symptoms of hypophysitis, signs and symptoms of adrenal insufficiency, thyroid function prior to and periodically during treatment, and hyperglycemia. Administer hormone replacement as clinically indicated and corticosteroids for Grade 2 or greater hypophysitis. Withhold for Grade 2 or 3 and permanently discontinue for Grade 4 hypophysitis. Administer corticosteroids for Grade 3 or 4 adrenal insufficiency. Withhold for Grade 2 and permanently discontinue for Grade 3 or 4 adrenal insufficiency. Administer hormone-replacement therapy for hypothyroidism. Initiate medical management for control of hyperthyroidism. Withhold OPDIVO for Grade 3 and permanently discontinue for Grade 4 hyperglycemia.

In patients receiving OPDIVO monotherapy, hypophysitis occurred in 0.6% (12/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, hypophysitis occurred in 9% (36/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, hypophysitis occurred in 4.6% (25/547) of patients In patients receiving OPDIVO monotherapy, adrenal insufficiency occurred in 1% (20/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, adrenal insufficiency occurred in 5% (21/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, adrenal insufficiency occurred in 7% (41/547) of patients. In patients receiving OPDIVO monotherapy, hypothyroidism or thyroiditis resulting in hypothyroidism occurred in 9% (171/1994) of patients. Hyperthyroidism occurred in 2.7% (54/1994) of patients receiving OPDIVO monotherapy. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, hypothyroidism or thyroiditis resulting in hypothyroidism occurred in 22% (89/407) of patients. Hyperthyroidism occurred in 8% (34/407) of patients receiving this dose of OPDIVO with YERVOY. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, hypothyroidism or thyroiditis resulting in hypothyroidism occurred in 22% (119/547) of patients. Hyperthyroidism occurred in 12% (66/547) of patients receiving this dose of OPDIVO with YERVOY. In patients receiving OPDIVO monotherapy, diabetes occurred in 0.9% (17/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, diabetes occurred in 1.5% (6/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, diabetes occurred in 2.7% (15/547) of patients.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe to life-threatening immune-mediated endocrinopathies (requiring hospitalization, urgent medical intervention, or interfering with activities of daily living; Grade 3-4) occurred in 9 (1.8%) patients. All 9 patients had hypopituitarism, and some had additional concomitant endocrinopathies such as adrenal insufficiency, hypogonadism, and hypothyroidism. 6 of the 9 patients were hospitalized for severe endocrinopathies.

Immune-Mediated Nephritis and Renal Dysfunction

OPDIVO can cause immune-mediated nephritis. Monitor patients for elevated serum creatinine prior to and periodically during treatment. Administer corticosteroids for Grades 2-4 increased serum creatinine. Withhold OPDIVO for Grade 2 or 3 and permanently discontinue for Grade 4 increased serum creatinine. In patients receiving OPDIVO monotherapy, immune-mediated nephritis and renal dysfunction occurred in 1.2% (23/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, immune-mediated nephritis and renal dysfunction occurred in 2.2% (9/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, immune-mediated nephritis and renal dysfunction occurred in 4.6% (25/547) of patients.

Immune-Mediated Skin Adverse Reactions and Dermatitis

OPDIVO can cause immune-mediated rash, including Stevens-Johnson syndrome (SJS) and toxic epidermal necrolysis (TEN), some cases with fatal outcome. Administer corticosteroids for Grade 3 or 4 rash. Withhold for Grade 3 and permanently discontinue for Grade 4 rash. For symptoms or signs of SJS or TEN, withhold OPDIVO and refer the patient for specialized care for assessment and treatment; if confirmed, permanently discontinue. In patients receiving OPDIVO monotherapy, immune-mediated rash occurred in 9% (171/1994) of patients. In patients receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg, immune-mediated rash occurred in 22.6% (92/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, immune-mediated rash occurred in 16.6% (91/547) of patients.

In a separate Phase 3 study of YERVOY 3 mg/kg, severe, life-threatening, or fatal immune-mediated dermatitis (eg, Stevens-Johnson syndrome, toxic epidermal necrolysis, or rash complicated by full thickness dermal ulceration, or necrotic, bullous, or hemorrhagic manifestations; Grade 3-5) occurred in 13 (2.5%) patients. 1 (0.2%) patient died as a result of toxic epidermal necrolysis. 1 additional patient required hospitalization for severe dermatitis.

Immune-Mediated Encephalitis

OPDIVO can cause immune-mediated encephalitis. Evaluation of patients with neurologic symptoms may include, but not be limited to, consultation with a neurologist, brain MRI, and lumbar puncture. Withhold OPDIVO in patients with new-onset moderate to severe neurologic signs or symptoms and evaluate to rule out other causes. If other etiologies are ruled out, administer corticosteroids and permanently discontinue OPDIVO for immune-mediated encephalitis. In patients receiving OPDIVO monotherapy, encephalitis occurred in 0.2% (3/1994) of patients. Fatal limbic encephalitis occurred in one patient after 7.2 months of exposure despite discontinuation of OPDIVO and administration of corticosteroids. Encephalitis occurred in one patient receiving OPDIVO 1 mg/kg with YERVOY 3 mg/kg (0.2%) after 1.7 months of exposure. Encephalitis occurred in one patient receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg (0.2%) after approximately 4 months of exposure.

Other Immune-Mediated Adverse Reactions

Based on the severity of the adverse reaction, permanently discontinue or withhold OPDIVO, administer high-dose corticosteroids, and, if appropriate, initiate hormone-replacement therapy. Across clinical trials of OPDIVO monotherapy or in combination with YERVOY, the following clinically significant immune-mediated adverse reactions, some with fatal outcome, occurred in <1.0% of patients receiving OPDIVO: myocarditis, rhabdomyolysis, myositis, uveitis, iritis, pancreatitis, facial and abducens nerve paresis, demyelination, polymyalgia rheumatica, autoimmune neuropathy, Guillain-Barré syndrome, hypopituitarism, systemic inflammatory response syndrome, gastritis, duodenitis, sarcoidosis, histiocytic necrotizing lymphadenitis (Kikuchi lymphadenitis), motor dysfunction, vasculitis, aplastic anemia, pericarditis, and myasthenic syndrome.

If uveitis occurs in combination with other immune-mediated adverse reactions, consider a Vogt-Koyanagi-Harada-like syndrome, which has been observed in patients receiving OPDIVO and may require treatment with systemic steroids to reduce the risk of permanent vision loss.

Infusion Reactions

OPDIVO can cause severe infusion reactions, which have been reported in <1.0% of patients in clinical trials. Discontinue OPDIVO in patients with Grade 3 or 4 infusion reactions. Interrupt or slow the rate of infusion in patients with Grade 1 or 2. In patients receiving OPDIVO monotherapy as a 60-minute infusion, infusion-related reactions occurred in 6.4% (127/1994) of patients. In a separate study in which patients received OPDIVO monotherapy as a 60-minute infusion or a 30-minute infusion, infusion-related reactions occurred in 2.2% (8/368) and 2.7% (10/369) of patients, respectively. Additionally, 0.5% (2/368) and 1.4% (5/369) of patients, respectively, experienced adverse reactions within 48 hours of infusion that led to dose delay, permanent discontinuation or withholding of OPDIVO. In patients receiving OPDIVO 1 mg/kg with ipilimumab 3 mg/kg every 3 weeks, infusion-related reactions occurred in 2.5% (10/407) of patients. In patients receiving OPDIVO 3 mg/kg with YERVOY 1 mg/kg, infusion-related reactions occurred in 5.1% (28/547) of patients.

Complications of Allogeneic HSCT after OPDIVO

Complications, including fatal events, occurred in patients who received allogeneic HSCT after OPDIVO. Outcomes were evaluated in 17 patients from Checkmate 205 and 039, who underwent allogeneic HSCT after discontinuing OPDIVO (15 with reduced-intensity conditioning, 2 with myeloablative conditioning). Thirty-five percent (6/17) of patients died from complications of allogeneic HSCT after OPDIVO. Five deaths occurred in the setting of severe or refractory GVHD. Grade 3 or higher acute GVHD was reported in 29% (5/17) of patients. Hyperacute GVHD was reported in 20% (n=2) of patients. A steroid-requiring febrile syndrome, without an identified infectious cause, was reported in 35% (n=6) of patients. Two cases of encephalitis were reported: Grade 3 (n=1) lymphocytic encephalitis without an identified infectious cause, and Grade 3 (n=1) suspected viral encephalitis. Hepatic veno-occlusive disease (VOD) occurred in one patient, who received reduced-intensity conditioned allogeneic HSCT and died of GVHD and multi-organ failure. Other cases of hepatic VOD after reduced-intensity conditioned allogeneic HSCT have also been reported in patients with lymphoma who received a PD-1 receptor blocking antibody before transplantation. Cases of fatal hyperacute GVHD have also been reported. These complications may occur despite intervening therapy between PD-1 blockade and allogeneic HSCT.

Follow patients closely for early evidence of transplant-related complications such as hyperacute GVHD, severe (Grade 3 to 4) acute GVHD, steroid-requiring febrile syndrome, hepatic VOD, and other immune-mediated adverse reactions, and intervene promptly.

Embryo-Fetal Toxicity

Based on their mechanisms of action, OPDIVO and YERVOY can cause fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential to use effective contraception during treatment with an OPDIVO- or YERVOY- containing regimen and for at least 5 months after the last dose of OPDIVO.

Lactation

It is not known whether OPDIVO or YERVOY is present in human milk. Because many drugs, including antibodies, are excreted in human milk and because of the potential for serious adverse reactions in nursing infants from an OPDIVO-containing regimen, advise women to discontinue breastfeeding during treatment. Advise women to discontinue breastfeeding during treatment with YERVOY and for 3 months following the final dose.

Serious Adverse Reactions

In Checkmate 037, serious adverse reactions occurred in 41% of patients receiving OPDIVO (n=268). Grade 3 and 4 adverse reactions occurred in 42% of patients receiving OPDIVO. The most frequent Grade 3 and 4 adverse drug reactions reported in 2% to <5% of patients receiving OPDIVO were abdominal pain, hyponatremia, increased aspartate aminotransferase, and increased lipase. In Checkmate 066, serious adverse reactions occurred in 36% of patients receiving OPDIVO (n=206). Grade 3 and 4 adverse reactions occurred in 41% of patients receiving OPDIVO. The most frequent Grade 3 and 4 adverse reactions reported in ≥2% of patients receiving OPDIVO were gamma-glutamyltransferase increase (3.9%) and diarrhea (3.4%). In Checkmate 067, serious adverse reactions (73% and 37%), adverse reactions leading to permanent discontinuation (43% and 14%) or to dosing delays (55% and 28%), and Grade 3 or 4 adverse reactions (72% and 44%) all occurred more frequently in the OPDIVO plus YERVOY arm (n=313) relative to the OPDIVO arm (n=313). The most frequent (≥10%) serious adverse reactions in the OPDIVO plus YERVOY arm and the OPDIVO arm, respectively, were diarrhea (13% and 2.6%), colitis (10% and 1.6%), and pyrexia (10% and 0.6%). In Checkmate 017 and 057, serious adverse reactions occurred in 46% of patients receiving OPDIVO (n=418). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were pneumonia, pulmonary embolism, dyspnea, pyrexia, pleural effusion, pneumonitis, and respiratory failure. In Checkmate 025, serious adverse reactions occurred in 47% of patients receiving OPDIVO (n=406). The most frequent serious adverse reactions reported in ≥2% of patients were acute kidney injury, pleural effusion, pneumonia, diarrhea, and hypercalcemia. In Checkmate 214, serious adverse reactions occurred in 59% of patients receiving OPDIVO plus YERVOY and in 43% of patients receiving sunitinib. The most frequent serious adverse reactions reported in at least 2% of patients were diarrhea, pyrexia, pneumonia, pneumonitis, hypophysitis, acute kidney injury, dyspnea, adrenal insufficiency, and colitis; in patients treated with sunitinib, they were pneumonia, pleural effusion, and dyspnea. In Checkmate 205 and 039, adverse reactions leading to discontinuation occurred in 7% and dose delays due to adverse reactions occurred in 34% of patients (n=266). Serious adverse reactions occurred in 26% of patients. The most frequent serious adverse reactions reported in ≥1% of patients were pneumonia, infusion-related reaction, pyrexia, colitis or diarrhea, pleural effusion, pneumonitis, and rash. Eleven patients died from causes other than disease progression: 3 from adverse reactions within 30 days of the last OPDIVO dose, 2 from infection 8 to 9 months after completing OPDIVO, and 6 from complications of allogeneic HSCT. In Checkmate 141, serious adverse reactions occurred in 49% of patients receiving OPDIVO (n=236). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were pneumonia, dyspnea, respiratory failure, respiratory tract infection, and sepsis. In Checkmate 275, serious adverse reactions occurred in 54% of patients receiving OPDIVO (n=270). The most frequent serious adverse reactions reported in at least 2% of patients receiving OPDIVO were urinary tract infection, sepsis, diarrhea, small intestine obstruction, and general physical health deterioration. In Checkmate 040, serious adverse reactions occurred in 49% of patients (n=154). The most frequent serious adverse reactions reported in at least 2% of patients were pyrexia, ascites, back pain, general physical health deterioration, abdominal pain, and pneumonia. In Checkmate 238, Grade 3 or 4 adverse reactions occurred in 25% of OPDIVO-treated patients (n=452). The most frequent Grade 3 and 4 adverse reactions reported in at least 2% of OPDIVO-treated patients were diarrhea and increased lipase and amylase. Serious adverse reactions occurred in 18% of OPDIVO-treated patients.

Common Adverse Reactions

In Checkmate 037, the most common adverse reaction (≥20%) reported with OPDIVO (n=268) was rash (21%). In Checkmate 066, the most common adverse reactions (≥20%) reported with OPDIVO (n=206) vs dacarbazine (n=205) were fatigue (49% vs 39%), musculoskeletal pain (32% vs 25%), rash (28% vs 12%), and pruritus (23% vs 12%). In Checkmate 067, the most common (≥20%) adverse reactions in the OPDIVO plus YERVOY arm (n=313) were fatigue (59%), rash (53%), diarrhea (52%), nausea (40%), pyrexia (37%), vomiting (28%), and dyspnea (20%). The most common (≥20%) adverse reactions in the OPDIVO (n=313) arm were fatigue (53%), rash (40%), diarrhea (31%), and nausea (28%). In Checkmate 017 and 057, the most common adverse reactions (≥20%) in patients receiving OPDIVO (n=418) were fatigue, musculoskeletal pain, cough, dyspnea, and decreased appetite. In Checkmate 025, the most common adverse reactions (≥20%) reported in patients receiving OPDIVO (n=406) vs everolimus (n=397) were fatigue (56% vs 57%), cough (34% vs 38%), nausea (28% vs 29%), rash (28% vs 36%), dyspnea (27% vs 31%), diarrhea (25% vs 32%), constipation (23% vs 18%), decreased appetite (23% vs 30%), back pain (21% vs 16%), and arthralgia (20% vs 14%). In Checkmate 214, the most common adverse reactions (≥20%) reported in patients treated with OPDIVO plus YERVOY (n=547) vs sunitinib (n=535) were fatigue (58% vs 69%), rash (39% vs 25%), diarrhea (38% vs 58%), musculoskeletal pain (37% vs 40%), pruritus (33% vs 11%), nausea (30% vs 43%), cough (28% vs 25%), pyrexia (25% vs 17%), arthralgia (23% vs 16%), and decreased appetite (21% vs 29%). In Checkmate 205 and 039, the most common adverse reactions (≥20%) reported in patients receiving OPDIVO (n=266) were upper respiratory tract infection (44%), fatigue (39%), cough (36%), diarrhea (33%), pyrexia (29%), musculoskeletal pain (26%), rash (24%), nausea (20%) and pruritus (20%). In Checkmate 141, the most common adverse reactions (≥10%) in patients receiving OPDIVO (n=236) were cough and dyspnea at a higher incidence than investigator’s choice. In Checkmate 275, the most common adverse reactions (≥ 20%) reported in patients receiving OPDIVO (n=270) were fatigue (46%), musculoskeletal pain (30%), nausea (22%), and decreased appetite (22%). In Checkmate 040, the most common adverse reactions (≥20%) in patients receiving OPDIVO (n=154) were fatigue (38%), musculoskeletal pain (36%), abdominal pain (34%), pruritus (27%), diarrhea (27%), rash (26%), cough (23%), and decreased appetite (22%). In Checkmate 238, the most common adverse reactions (≥20%) reported in OPDIVO-treated patients (n=452) vs ipilimumab-treated patients (n=453) were fatigue (57% vs 55%), diarrhea (37% vs 55%), rash (35% vs 47%), musculoskeletal pain (32% vs 27%), pruritus (28% vs 37%), headache (23% vs 31%), nausea (23% vs 28%), upper respiratory infection (22% vs 15%), and abdominal pain (21% vs 23%). The most common immune-mediated adverse reactions were rash (16%), diarrhea/colitis (6%), and hepatitis (3%). The most common adverse reactions (≥20%) in patients who received OPDIVO as a single agent were fatigue, rash, musculoskeletal pain, pruritus, diarrhea, nausea, asthenia, cough, dyspnea, constipation, decreased appetite, back pain, arthralgia, upper respiratory tract infection, pyrexia, headache, and abdominal pain.

In a separate Phase 3 study of YERVOY 3 mg/kg, the most common adverse reactions (≥5%) in patients who received YERVOY at 3 mg/kg were fatigue (41%), diarrhea (32%), pruritus (31%), rash (29%), and colitis (8%).

Checkmate Trials and Patient Populations

Checkmate 067–advanced melanoma alone or in combination with YERVOY® (ipilimumab); Checkmate 037 and 066–advanced melanoma; Checkmate 017–squamous non-small cell lung cancer (NSCLC); Checkmate 057–non-squamous NSCLC; Checkmate 025–renal cell carcinoma; Checkmate 205/039–classical Hodgkin lymphoma; Checkmate 141–squamous cell carcinoma of the head and neck; Checkmate 275–urothelial carcinoma; Checkmate 040–hepatocellular carcinoma, Checkmate 238–adjuvant treatment of melanoma.

Please see U.S. Full Prescribing Information for OPDIVO and YERVOY, including Boxed WARNING regarding immune-mediated adverse reactions for YERVOY.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that NKTR-214, alone or in combination with Opdivo will receive regulatory approval for any of the indications described in this release. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2017 in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Nektar Therapeutics Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements which can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of NKTR-214 in combination with Opdivo, observations from early data emerging from ongoing clinical trials of NKTR-214, and the potential of our technology and drug candidates in our research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of NKTR-214 in combination with Opdivo are based on findings and observations from ongoing clinical studies and these findings and observations will evolve over time as more data emerges from the studies; (ii) NKTR-214 is in early stage clinical development and the risk of failure remains high and failure can unexpectedly occur due to efficacy, safety or other unpredictable factors; (iii) the initial preliminary RECIST response data reported in this press release is subject to change—in particular, there is no way to predict whether unconfirmed responses will become confirmed responses as the clinical studies progress; (iv) the preliminary clinical results from the NKTR-214 clinical studies described in this press release remain subject to change as a result of final data audit confirmation procedures to be conducted following completion of the studies; (v) the timing of the commencement or end of clinical studies and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (vi) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of applying our technology platform to potential new drug candidates (such as NKTR-214) is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (vii) patents may not issue from our patent applications for our drug candidates including NKTR-214, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (viii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2018. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Contacts:
For Investors:
Jennifer Ruddock of Nektar Therapeutics
415-482-5585

For Media:
Dan Budwick
1AB Media
973.271.6085

Bristol-Myers Squibb Contacts:
Media:
Audrey Abernathy, 919-605-4521
audrey.abernathy@bms.com

Investors:
Tim Power, 609-252-7509
timothy.power@bms.com

Bill Szablewski, 609-252-5894
william.szablewski@bms.com

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2.	Charych, D., et al., Cancer Res. 2013;73(8 Suppl):Abstract nr 482 and Data on file.
3.	HochU, at al. AACR; Mol Cancer Ther. 2013;12(11 Suppl):Abstract nr B296.
4.	Diab et. al., SITC 2016.

SOURCE Nektar Therapeutics; Bristol-Myers Squibb